Exhibit 99.1

Argo Group Comments on Results for Second Quarter 2019

Schedules Earnings Release and Conference Call

HAMILTON, Bermuda (July 26, 2019) - Argo Group International Holdings, Ltd. (“Argo” or the “Company”) (NYSE: ARGO) announced today that its results for the second quarter of 2019 will be adversely affected by several loss items in the London, Europe, and Bermuda operations. Key items affecting the quarter include:

•

Prior accident year losses of approximately $22.5 million or 5.2 points on Argo’s consolidated loss ratio for the second quarter. Reserve increases primarily impacted the Company’s Bermuda casualty business unit, and to a lesser extent European and London operations within Argo’s International Operations, offset by modest reserve decreases within Argo’s U.S. Operations.

•

Current accident year losses of approximately $10 million or 2.3 points on Argo’s consolidated loss ratio for the second quarter. The increased losses primarily relate to a number of large losses, driven by property and energy lines, affecting Argo’s International Operations.

“The losses we reported today reflect specialty insurance businesses that are subject to occasional volatility related to a number of large losses that we don’t believe are an indication of a longer term trend,” said Argo Group CEO Mark E. Watson III.

“Our Bermuda casualty business has a strong track record of performance and has been very profitable over the long-term. The results in Europe and London are primarily related to businesses that we have previously exited or where we have taken aggressive remedial underwriting actions.”

Argo Schedules Earnings Release for August 5, 2019

The company will release second quarter 2019 financial results after the close of U.S. financial markets on Monday, August 5, 2019. Company management will conduct an investor conference call starting at 10 a.m. EDT on Tuesday, August 6, 2019.

Instructions for Connecting to the August 6, 2019 Conference Call

A live webcast of the conference call can be accessed at https://services.choruscall.com/links/argo190806.html. Participants in the U.S. can access the call by dialing (877) 291-5203. Callers dialing from outside the U.S. can access the call by dialing (412) 902-6610. Please ask the operator to be connected to the Argo Group earnings call.

A webcast replay will be available shortly after the live conference call and can be accessed at https://services.choruscall.com/links/argo190806.html. A telephone replay of the conference call will be available through August 13, 2019, to callers in the U.S. by dialing (877) 344-7529 (conference #10133996). Callers dialing from outside the U.S. can access the telephone replay by dialing (412) 317-0088 (conference #10133996).

ABOUT LOSS ESTIMATES

Argo Group’s estimates of losses are based on claims received to date, policy-level reviews, discussions with distribution partners, the Company’s internal and external modeling resources, and publicly available industry loss estimates. Argo Group’s estimates are dependent on broad assumptions about coverage, liability, reinsurance and potential changes to both known and unknown claims. Accordingly, the actual ultimate net impact may differ materially from Argo Group’s estimates.

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NYSE: ARGO) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of products and services designed to meet the unique coverage and claims handling needs of businesses in two primary segments: U.S. Operations and International Operations. Argo Group’s insurance subsidiaries are A. M. Best-rated ‘A’ (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo Group’s U.S. insurance subsidiaries are Standard and Poor’s-rated ‘A-’ (Strong) with a positive outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release may include forward-looking statements, both with respect to Argo Group and its industry, that reflect our current views with respect to future events and financial performance. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may differ materially from actual future experience involving any one or more of such statements. In addition, any estimates relating to loss events involve the exercise of considerable judgment and reflect a combination of ground-up evaluations, information available to date from brokers and cedants, market intelligence, initial tentative loss reports and other sources. The actuarial range of reserves and management’s best estimate is based on our then current state of knowledge including explicit and implicit assumptions relating to the pattern of claim development, the expected ultimate settlement amount, inflation and dependencies between lines of business. Our internal capital model is used to consider the distribution for reserving risk around this best estimate and predict the potential range of outcomes. However, due to the complexity of factors contributing to the losses and the preliminary nature of the information used to prepare these estimates, there can be no assurance that Argo Group’s ultimate losses will remain within the stated amount. For a more detailed discussion of such risks and uncertainties, see Argo Group’s filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group’s objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “expect,” “intend,” “plan,” “believe,” “do not believe,” “aim,” “project,” “anticipate,” “seek,” “will,” “likely,” “assume,” “estimate,” “may,” “continue,” “guidance,” “objective,” “outlook,” “trends,” “future,” “could,” “would,” “should,” “target,” “on track” and similar expressions of a future or forward-looking nature. All forward-looking statements address matters that involve risks and uncertainties, many of which are beyond Argo Group’s control. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements.

Investors:

Brett Shirreffs

Interim Head of Investor Relations

212.607.8830

brett.shirreffs@argogroupus.com

Media:

David Snowden

Senior Vice President, Group Communications

210.321.2104

david.snowden@argogroupus.com

3